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                                                                   EXHIBIT 99.3


CATUITY NAMES BDO SEIDMAN LLP AS ITS INDEPENDENT ACCOUNTANTS


DETROIT, MI and SYDNEY, Australia (Monday, November 4, 2004) -- Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a provider of POS-focused solutions, including loyalty, today announced that it has named BDO Seidman, LLP as its independent accounting firm, replacing Ernst & Young LLC. Catuity previously disclosed, in a Form 8-K filing dated September 24, 2004, of its intent to put its audit out for bid. BDO will begin its engagement with the review of Catuity's financial statements for the third quarter of 2004 and will perform the audit for Catuity's 2004 fiscal year ending on December 31, 2004. The change in accountants was approved by the Company's independent Audit Committee.

"We are pleased to name BDO Seidman as our new independent accountants," said Jack Lowry, Catuity's CFO. "BDO Seidman is the U.S. member firm of BDO International, the 5th largest accounting and consulting organization in world. They are an excellent firm with expertise in the types of matters that publicly held companies face. They also have a large office in Sydney that will be very helpful in handling any work that we may require in Australia."

About Catuity Inc.

Catuity, Inc. makes the point of sale more profitable for its clients by delivering products and services that reduce costs and generate new revenue. More information on Catuity is available at its website: http://www.catuity.com.

About BDO Seidman LLP

BDO Seidman, LLP is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses. For more than 90 years, we have provided quality service and leadership through the active involvement of our most experienced and committed professionals.

BDO Seidman serves clients through more than 35 offices and 250 independent alliance firm locations nationwide. As a Member Firm of BDO International, BDO Seidman, LLP serves multi-national clients by leveraging a global network of resources comprised of nearly 600 member firm offices in 99 countries. BDO International is a worldwide network of public accounting firms, called BDO Member Firms, serving international clients. Each BDO Member Firm is an independent legal entity in its own country. For more information about BDO Seidman, visit http://www.bdo.com/.

In conjunction with the provisions of the "Safe Harbor" section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the US Securities & Exchange Commission.


Contact:   Jack Lowry                                   John Racine
           Catuity Inc.                                 Catuity Inc.
           313.567.4348, ext. 202                       313.567.4348, ext. 206
           jackl@catuity.com                            racine@catuity.com